                                                                     EXHIBIT 8.2




                               COOLEY GODWARD LLP
                         One Maritime Plaza, 20th Floor
                          San Francisco, CA 94111-3580

                               Main: 415-693-2000
                                Fax: 415-951-3699



August 7, 2001




RightWorks Corporation
1075 E. Brokaw Road
San Jose, CA 95131

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") relating to the Agreement and Plan of Reorganization dated as of March 8, 2001 (the "Agreement"), by and among i2 Technologies, Inc., a Delaware corporation ("i2"), Rome Merger Corp., a California corporation ("Merger Sub"), and RightWorks Corporation, a California corporation ("RightWorks").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to RightWorks in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

         (a) the Agreement;

         (b) the Registration Statement filed with the Securities and Exchange Commission on Form S-4;

         (c) those certain tax representation letters delivered to us by i2, Merger Sub and RightWorks pursuant to the Agreement (the "Tax Representation Letters"); and

RightWorks Corporation
August 7, 2001
Page Two



         (d) such other instruments and documents related to the formation, organization and operation of i2, Merger Sub and RightWorks and to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

         (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time of the Merger) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

         (b) All representations, warranties and statements made or agreed to by i2, Merger Sub and RightWorks, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

         (c) All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

         (d) The Merger will be reported by i2 and RightWorks on their respective federal income tax returns in a manner consistent with the opinion set forth below;


         (e) The Merger will be consummated in accordance with the Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law;



         (f) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and



         (g) All outstanding debt of RightWorks is treated as debt, not equity, for tax purposes.


Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.


In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed and believe that the discussion of federal income tax issues contained in the Registration Statement entitled "Material United States Federal Income Tax Consequences of the Merger," insofar as it relates to statements of law and legal conclusions, sets forth the material United States federal income tax considerations generally applicable to the Merger and is correct and accurate in all material respects.

RightWorks Corporation
August 7, 2001
Page Three



This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement and does not address the federal tax consequences of any transaction other than the Merger as described in the Agreement. In addition, no opinion is expressed as to any federal tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered in connection with the filing of the Registration Statement. We consent to the reference to our firm under the caption "Certain Federal Income Tax Considerations" in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. This opinion is intended solely for your benefit and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.



Sincerely,

COOLEY GODWARD LLP


/s/ Susan Cooper Philpot

------------------------
Susan Cooper Philpot